Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of April 8, 2021 (the “Effective Date”) by and between Alset EHome International Inc., a Delaware corporation (the “Company”), and CA Global Consulting Inc., a New York company (the “Consultant”).

In consideration of the services to be rendered, the mutual covenants set forth herein and for other valuable consideration, receipt and adequacy of which is acknowledged, the Company and the Consultant agree to the following terms:

1. Term. This Agreement shall commence as of the Effective Date and shall remain in force until it is being terminated by the Company or the Consultant. Either the Company or the Consultant may terminate this Agreement, with or without cause, upon fifteen days’ advance written notice to the other, unless otherwise mutually agreed upon.

2. Consulting Services. The Consultant, through Mr. Anthony S Chan, CPA, will provide certain CFO advisory services as directed and prioritized by the Company; and Mr. Chan will report directly to the Company’s Chairman and CEO (Mr. Chan Heng Fai) or his designee. Based on instructions provided by the Company, the Consultant will liaise with the Company’s Chairman and CEO, senior management, legal counsel, the Company’s auditor and coordinate with relevant Company’s personnel or professionals during the term of this Agreement. The scope of the Consulting Services will be directed by the Company, and it may include: (a) the enhancement of the Company’s compliance, risk management, finance and SEC reporting functions; (b) the completion of the Company’s 2020 year-end audit; (c) the filing of the Company’s 2020 annual report on Form 10-K; (d) the development of relevant internal control policies and procedures; and (e) the refinement of the Company’s corporate presentation as well as its investor relations strategy.

3. Independent Contractor. It is the express intention of the parties that the Consultant is an independent contractor and not an employee, agent, joint venture partner or representative of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee. Both parties acknowledge that Consultant is not an employee for state or federal tax purposes.

4. Method of Performing Services. The Company and Consultant will determine the method, details, and means of performing the above-described services. Consultant agrees that services to be performed will be conducted in a professional and competent manner in conformity with this Agreement and the Code of Ethics issued by the Company. In providing the services hereunder, the Consultant will comply with all applicable laws, rules, regulations and standards of any public authority having jurisdiction.

5. Consulting Fees. The Company agrees to pay Consultant a monthly fee of $12,000 which amount must be paid within three business days upon receipt of the Consultant’s monthly invoice.

6. Ownership of Work Products; Representations and Indemnification.

6.1. The Consultant agrees that it will not incorporate into any work performed for the Company any trade secrets, confidential information, or other information that could violate any third party’s rights, and represents that it will not employ any persons to assist or work on the Company’s products.

6.2. The Consultant certifies that the Consultant has no outstanding agreements or obligations that would conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions of this Agreement.

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6.3. The Company agrees that all work products (including, but not limited to notes, schedules, analyses, presentations, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets, copyrightable material, as well as all derivatives and modifications thereof and thereto (collectively, the “Consultant Inventions”) conceived of, made or discovered by the Consultant, solely or in collaboration with others, which are created prior to the consulting services to be performed by the Consultant pursuant to this Agreement, as well as any and all intellectual property rights therein and thereto, are the sole property of the Consultant. The Company agrees to pay the Consultant at a consideration agreed by parties for the Company be authorized to use the Consultant Inventions and any intellectual property rights relating thereto.

7. Taxes. The Consultant is responsible for paying all required taxes applicable to its jurisdiction. In particular, the Company will not make unemployment insurance contributions, withhold income taxes, make disability insurance contributions or obtain workers’ compensation insurance on behalf of Consultant or any of Consultant’s employees or subcontractors.

8. No Privileges for Consultant. The Consultant understands and agrees that the Consultant shall not be entitled to any of the rights and privileges of the Company’s employees, including, but not limited to retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation and sick pay or overtime pay.

9. Payment of Expenses. In addition to the Consulting Fees to be paid to the Consultant pursuant to Section 5 above, the Company shall pay Consultant its actual out-of–pocket expenses reasonably incurred by the Consultant in furtherance of its performance hereunder including, without limitation, amounts incurred for travel and anything required to meet his deliverables under this Agreement. The Consultant shall submit supporting receipts for reimbursement, per the Company’s expense reimbursement procedure and guideline.

10. Time Devoted to Company. The Consultant agrees to devote a reasonable amount of time necessary to perform the services under this Agreement. As agreed by the Company, the Consultant may perform services for, and be employed by such additional persons or companies as an independent contractor or employee, so long as such services do not materially interfere with the Consulting Services to be rendered by Consultant pursuant to this Agreement.

11. Hours During Which Services May Be Performed. The Consultant shall perform the Consulting Services under this Agreement at any suitable time and location that the Consultant sees fit, provided that Consultant will also attend status update or planning calls or meetings or other conference calls as may be reasonably requested by the Company.

12. Assignment of Consultant’s Duties. This Agreement may not be assigned by this Consultant without the prior written consent of the Company.

13. Restrictions on Insider Trading. The Consultant acknowledges that the United States securities laws prohibit any person who has material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Consultant agrees that it will not violate any provisions of this paragraph or the United States securities laws or the analogous laws of any state or foreign government, until such time as this Agreement has terminated and Consultant has ceased having access to any confidential information.

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14. Confidentiality and Non-Disclosure. The Consultant understands that the Consultant’s consulting engagement by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to the Consultant by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, assigned inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names. At all times, both during the term of this Agreement and for two years after its termination, the Consultant will keep and hold all such Proprietary Information in strict confidence and trust. The Consultant will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be required by laws. Upon termination of this Agreement, the Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to the Consultant’s work with the Company and, upon the Company’s request, will execute a document confirming the Consultant’s agreement to honor the Consultant’s responsibilities contained in this Agreement. The Consultant will not retain any documents or materials or copies thereof containing any Proprietary Information.

15. Expiration of Agreement. Unless otherwise terminated or extended as provided herein, this Agreement shall commence as of the Effective Date above and it shall terminate upon written notice as described in Section 1 or occurrence of certain events as described in Section 16 of this Agreement.

16. Termination. Notwithstanding any other term contained herein, this Agreement shall be terminated immediately by either party upon a breach by the other party of any of the terms in this Agreement.

16.1. Termination on the Occurrence of Stated Events. This Agreement shall terminate automatically on the occurrence of any of the following events:

(i)	Bankruptcy or insolvency of either party; or
(ii)	Dissolution of either party.
(iii)	Upon thirty days written notice by the Company or by the Consultant.

16.2. Termination without Cause. Notwithstanding anything to the contrary in this Agreement, either party may terminate this Agreement at any time upon fifteen days written notice to the other party for any reason, without cause.

16.3. Effect of Termination. Notwithstanding anything else contained in this Agreement, termination of this Agreement shall not affect the Company’s obligation to pay the Consultant for Consulting Services rendered and expenses incurred by the Consultant through the date of termination.

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17. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by email or by an overnight courier service:

If to the Company:	Alset EHome International Inc.
4800 Montgomery Lane, Suite 210
Bethesda, Maryland 20814

If to the Consultant:	CA Global Consulting Inc.

or to such other addresses as a party may designate by five days’ prior written notice to the other party.

18. Entire Agreement; Modification. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Consultant for the Company and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification, amendment or waiver of this Agreement will be effective only if it is in writing signed by the party to be charged.

19. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

20. Arbitration. Disputes arising under this Agreement shall be settled by one arbitrator pursuant to the rules of the American Arbitration Association (the “AAA”) for Commercial Arbitration (the “Rules”). Such arbitration shall be held in the State of New York, or at such other location as mutually agreed to by the parties to the dispute. Any award of the arbitrator shall be accompanied by a written opinion giving the reasons for the award. The determination of the arbitrator pursuant to this Section 20 shall be final and binding on the parties and may be entered for enforcement before any court of competent jurisdiction.

21. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

22. Authority. Each undersigned party to this Agreement represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between such party and any other person, firm or organization.

23. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

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24. Counterparts. This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument. For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents.

COMPANY

Alset EHome International Inc.

/s/ Chan Heng Fai
Chan Heng Fai, Chairman and CEO

CONSULTANT

CA Global Consulting Inc.

/s/ Anthony S. Chan
Anthony S Chan, CPA, President

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